EXHIBIT 99.1

Behringer Announces Election of Lisa Ross as
CFO of Behringer Harvard Opportunity REIT I, Inc.

DALLAS (Oct. 9, 2014) — Behringer announced today that Lisa Ross has been elected as chief financial officer of Behringer Harvard Opportunity REIT I, Inc. by the company’s board of directors.

Ross will continue to serve as senior vice president and treasurer of Behringer Harvard Opportunity REIT I, Inc. (the company), positions that she has held since October 2013 and January 2012, respectively. Ross has been the company’s principal accounting officer since January 2012. With her election to CFO, Ross became the company’s principal financial officer. She began her tenure with the company in January 2011 as senior controller and director of financial reporting.

“I look forward to continuing to work with Lisa as she assumes her new responsibilities,” said Michael O’Hanlon, chief executive officer of Behringer’s opportunity platform. “Lisa has been a valued colleague to me and the company’s executive team for years. I am sure she will continue to make strong contributions to the success of our operations in her new role.”

Before joining Behringer, Ross served from 2006 to 2010 as the controller for a private real estate development project and managed the accounting and reporting for a private family wealth office with investments in real estate, oil and gas, and other financial investments. From 1996 to 2005, Ross was partnership controller for The Hampstead Group, a privately held real estate investment company, where she oversaw financial reporting and investor valuation for four funds with investments of approximately $1 billion. From 1989 to 1995, Ross served in multiple capacities for McNeil Real Estate Management, including partnership controller, where she oversaw financial and tax reporting for three non-traded public real estate investment funds and one privately held real estate investment fund with investments of approximately $250 million.

Ross has a bachelor of business administration degree from Baylor University and a master of management and administrative sciences degree from the University of Texas at Dallas.

About Behringer

Behringer creates, manages and distributes global institutional-quality alternative investment programs for individual and institutional investors. Programs sponsored and managed by the Behringer group of companies have made investments into more than $11 billion in assets. For more information, call 866.655.3600 or visit behringerinvestments.com.

This release contains forward-looking statements relating to the business and financial outlook of Behringer Harvard Opportunity REIT I, Inc. that are based on our current expectations, estimates, forecasts and projections and are not guarantees of future performance. Actual results may differ materially from those expressed in these forward-looking statements, and you should not place undue reliance on any such statements. A number of important factors could cause actual results to differ materially from the forward-looking statements contained in this release. Such factors include those described in the Risk Factors section of Behringer Harvard Opportunity REIT I, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2013, and in subsequent Quarterly Reports on Form

10-Q. Forward-looking statements in this release speak only as of the date on which such statements were made, and we undertake no obligation to update any such statements that may become untrue because of subsequent events. We claim the safe harbor protection for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995.

Barbara Marler	David Nesmith
Behringer	Richards Partners for Behringer
bmarler@behringermail.com	david_nesmith@richards.com
469.341.2312	214.891.2864